Exhibit 4.3

Description of ERP Operating Limited Partnership OP Units Registered Under Section 12 of the Securities Exchange Act of 1934

Please note that in this exhibit, references to “the Operating Partnership,” “we,” “our” and “us” refer to ERP Operating Limited Partnership, as the issuer of the units of limited partnership interest, and references to “the Company” refer to Equity Residential, the general partner of the Operating Partnership, unless the context requires otherwise.

The description of the units of limited partnership interest (the “OP Units”) of the Operating Partnership set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Sixth Amended and Restated Agreement of Limited Partnership of the Operating Partnership (“Partnership Agreement”), as amended and/or restated from time to time, which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part.  We encourage you to read our Partnership Agreement, and the applicable provisions of Illinois law, including the Partnership Act (as defined below), for additional information.  Capitalized terms used herein that are not defined herein have the meanings set forth in the Partnership Agreement.

General

The Company, as general partner of the Operating Partnership, is the sole manager of the business of the Operating Partnership and has the right to make all decisions and take all actions with respect thereto.  No limited partner of the Operating Partnership (a “Limited Partner”) may take part in the conduct or control of the business or affairs of the Operating Partnership by virtue of being a holder of OP Units.  All of the Company’s property ownership, development and related business operations are conducted through the Operating Partnership, and the Company has no material assets or liabilities other than its investment in the Operating Partnership.

Holders of OP Units (other than the Company in its capacity as general partner) hold limited partnership interests in the Operating Partnership, and all holders of OP Units (including the Company in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership.  Each OP Unit generally receives distributions in the same amount paid on each Common Share of Beneficial Interest, $0.01 par value (a “Common Share”), of the Company.  The OP Units are registered under the Securities Exchange Act of 1934, as amended, which registration does not affect their restricted nature.  The OP Units are not listed on The New York Stock Exchange or any other exchange or quoted on any national market system.

The Operating Partnership was formed as a limited partnership under the Illinois Revised Uniform Limited Partnership Act (the “Partnership Act”).  Holders of OP Units (other than the Company in its capacity as general partner) have the rights to which limited partners are entitled under the Partnership Agreement and the Partnership Act, including the right to exchange their OP Units for Common Shares, to receive distributions from the cash flow of the Operating Partnership, and to receive distributions upon liquidation of the Operating Partnership, each as described herein.  The Partnership Agreement imposes certain restrictions on the transfer of OP Units, as described herein.

Distributions

The Partnership Agreement provides for the distribution of Operating Cash Flow and Capital Cash Flow to the partners not less frequently than annually.  “Operating Cash Flow” is generally defined as cash receipts for the period in question (excluding capital contributions and proceeds of sales, financing and proceeds of insurance and condemnation and other items of Capital Cash Flow as hereinafter described) in excess of Operating Partnership expenses (excluding depreciation and other non-cash expenses) and cash needs, including debt service, capital expenditures and any reserves (as determined by the Company and which may include cash held for future acquisitions).  “Capital Cash Flow” includes proceeds from the sale of assets of the Operating Partnership, gross financing or refinancing proceeds, gross condemnation or insurance proceeds (excluding such proceeds to be applied to restoration) less the sum of closing costs, the cost to discharge any partnership financing encumbering or otherwise associated with the asset in question, the establishment of reserves (as determined by the Company, and which may include cash held for future acquisitions) and other expenses of the Operating Partnership.  Distributions of Operating Cash Flow and Capital Cash Flow shall be distributed first to partners holding Preference Units (as defined below), none of which are currently outstanding other than Series K Cumulative Redeemable Preference Units, to the extent of any applicable priorities, and then the balance among the partners holding OP Units and LTIP Units (as defined below) (on the basis of the OP Unit Value set forth in the terms of such LTIP Unit) and the partners holding Preference Units that are entitled to participate in such distributions on a pari passu basis with holders of OP Units and LTIP Units based on the quotient arrived at by dividing (i) the aggregate value of the units held by such partner by (ii) the aggregate value of all Preference Units, OP Units and LTIP Units issued and outstanding.

Liability of the Limited Partners

No partner of the Operating Partnership will be required to make additional capital contributions to the Operating Partnership, except that the Company is generally required to contribute net proceeds of the sale of shares of beneficial interest of the Company to the Operating Partnership.  No limited or general partner will be required to pay to the Operating Partnership any deficit or negative balance which may exist in his or its account unless separately agreed to between the Limited Partner and the Operating Partnership.  Assuming that a Limited Partner (in his or its capacity as limited partner) does not take part in the control of the business of the Operating Partnership, and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the Limited Partner for obligations of the Operating Partnership under the Partnership Agreement and the Partnership Act will generally be limited, subject to certain possible exceptions, to the loss of the Limited Partner's investment in the Operating Partnership represented by his or its OP Units.  Under the Partnership Act, the Operating Partnership may not make a distribution to a partner if, at the time of the distribution, after giving effect thereto, the liabilities of the Operating Partnership, other than liabilities to partners on account of their partnership interest, exceed the fair value of the Operating Partnership's assets, except that the fair value of any property subject to nonrecourse liabilities of the Operating Partnership will be included in the assets of the Operating Partnership to the extent that the fair value of such property exceeds such liability.  The Partnership Act provides that a Limited Partner who receives a distribution in violation of the foregoing prohibition is liable to the Operating Partnership for the amount of the distribution.

Restrictions on Transfer of OP Units by Limited Partners

The Partnership Agreement provides that no Limited Partner shall, without the prior written consent of the Company (which may be withheld in the sole discretion of the Company), sell, assign, distribute or otherwise transfer all or any part of his or its interest in the Operating Partnership except (i) by operation of law, gift (outright or in trust) or by sale, in each case to or for the benefit of his parents, spouse or descendants, (ii) pledges or other collateral transfers effected by a Limited Partner to secure the repayment of a bona fide loan, (iii) the exchange of OP Units for Common Shares in accordance with the Partnership Agreement and (iv) the distribution of OP Units by a Limited Partner to any of its partners in compliance with any lock-up restrictions and/or applicable securities laws.

An assignee, legatee, distributee or other transferee (“Transferee”) of all or any portion of a partner's interest in the Operating Partnership shall be entitled to receive net profits, net losses and distributions under the Partnership Agreement attributable to such interest, from and after the effective date of the transfer of such interest, and Assignees shall have the ability to exercise the rights granted to Limited Partners under Section 3.2(C) of the Partnership Agreement (right to exchange OP Units for Common Shares), but shall not have any consent rights with respect to any matter presented to Limited Partners for approval; provided, however, (i) no transfer by a Limited Partner shall be effective until such transfer has been consented to by the Company, (ii) no Transferee shall be considered a substituted Limited Partner, and (iii) the Operating Partnership and the Company shall be entitled to treat the transferor of such interest as the absolute owner thereof in all respects, and shall incur no liability for the allocation of net profits, net losses or distributions which are made to such transferor until such time as the written instrument of transfer has been received by the Company and the effective date of the transfer has passed.  The Company shall have the right to require any such transferor to exchange the OP Units to which such interest relates into Common Shares pursuant to the Partnership Agreement, excluding pledges of OP Units.  The “effective date” of any transfer shall be the last day of the month set forth on the written instrument of transfer or such other date consented to in writing by the Company as the “effective date.”  Notwithstanding the foregoing, (x) in the event a

Limited Partner dissolves and liquidates, the partners receiving any portion of the Limited Partner's interest in the Operating Partnership will become substitute Limited Partners and shall succeed to the rights and obligations of such Limited Partner in the Operating Partnership in proportion to their respective interests in the dissolving or liquidating Limited Partner and (y) no transfer shall be effective to the extent it would, by treating the OP Units so transferred as if they had been exchanged for Common Shares, violate the limitations on ownership set forth in the Company's declaration of trust in order to protect and preserve the Company's status as a REIT or violate any securities laws.  Notwithstanding any provision of the Partnership Agreement to the contrary, no sale, exchange, assignment, or other transfer or issuance of a Partnership Interest by or to any Partner shall be effective if the effect of such transaction would be to cause the Company’s Percentage Interest to decrease to a level of fifty percent (50%) or less.

Exchange of OP Units

Subject to the limitations described herein, Limited Partners may exchange any or all of their OP Units for Common Shares, with one OP Unit being exchangeable for one Common Share, by notifying the Operating Partnership at least 10 days prior to the date of exchange.  Upon receipt of such a request, the Operating Partnership may, in its discretion, in lieu of the Company issuing Common Shares, pay to such Limited Partner cash in an amount equal to the product arrived at by multiplying (i) the number of OP Units requested to be exchanged by such Limited Partner, multiplied by (ii) the market price per Common Share as determined in accordance with the Partnership Agreement.  The Company will at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the exchange of OP Units for Common Shares, such number of Common Shares as shall from time to time be sufficient for the conversion of all outstanding OP Units not owned by the Company, OP Units that may become issuable upon the automatic conversion of LTIP Units (as defined below) and any Preference Units (as defined below) not owned by the Company that are convertible into OP Units.  No Limited Partner, by virtue of being the holder of one or more OP Units, will be deemed to be a shareholder of or have any other interest in the Company.  In the event of any change in the outstanding Common Shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the number of OP Units held by each partner shall be proportionately adjusted so that one OP Unit remains exchangeable for one share without dilution.  A Limited Partner shall not have the right to request an exchange of OP Units for Common Shares if (1) in the opinion of counsel for the Company, the Company would, as a result thereof, no longer qualify (or it would be likely that the Company no longer would qualify) as a REIT under the Code; or (ii) such exchange would, in the opinion of counsel for the Company, constitute or be likely to constitute a violation of applicable securities laws.

No Withdrawal by Limited Partners

No Limited Partner has the right to withdraw from or reduce his or its capital contribution to the Operating Partnership, except as a result of the transfer of OP Units in accordance with the Partnership Agreement.

Issuance of Additional OP Units, Preference Units and/or LTIP Units

The Company is authorized at any time, without the consent of the Limited Partners, to cause the Operating Partnership to issue additional OP Units to (i) existing or newly admitted partners (including itself) in exchange for additional capital contributions by a partner (“Capital Contributions”) to the Operating Partnership, (ii) the Company in connection with the issuance by the Company of additional Common Shares in exchange for OP Units as provided in the Partnership Agreement or (iii) to the Company upon the issuance by the Company of additional Common Shares not in connection with the exchange of OP Units as provided in the Partnership Agreement, provided that any net proceeds received by the Company as a result of the issuance of additional shares are contributed to the Operating Partnership as additional Capital Contributions in accordance with the Partnership Agreement (except that the Company may issue Common Shares in connection with any Company share option plan, dividend reinvestment plan, restricted share plan or other benefit or compensation plan without receiving any proceeds and that the issuance of such shares shall nonetheless entitle the Company to additional OP Units).  Upon the issuance of additional OP Units, the percentage interest of all the partners in the Operating Partnership would be diluted so that the percentage interest of each partner will equal the quotient (expressed as a percentage) arrived at by dividing the number of OP Units held by a partner by the total number of OP Units then outstanding.  In addition, the Partnership Agreement provides that the Operating Partnership may also issue (i) preferred units (“Preference Units”) having such rights, preferences and other privileges, variations and designations as may be determined by the Company; and (ii) long-term incentive plan interests in the Operating Partnership issued for services provided to the Operating Partnership (“LTIP Units”), which have the right to share in distributions with the OP Units based on an assigned OP Unit Value and have such privileges, variations and designations as may be determined by the Company.  Any such Preference Units may have terms, provisions and rights which are preferential to the terms, provisions and rights of the OP Units.  Any such LTIP Units shall automatically convert into an OP Unit at such time as the Capital Account maintained with respect to such LTIP Unit reaches a target amount designated by the Company upon issuance of such LTIP Unit or will be automatically canceled if such target amount is not achieved within ten years of issuance.  In no event may the Operating Partnership issue additional Preference Units, OP Units, or LTIP Units to the extent such issuance would result in the Company’s Percentage Interest being fifty percent (50%) or less.

Amendment of the Partnership Agreement

Each Partner, by execution of the Partnership Agreement, irrevocably appoints the Chairman of the Board of Trustees of the Company, with power of substitution, as his or its true and lawful attorney coupled with an interest, in his or its name, place and stead to amend the Partnership Agreement in any respect other than:  (i) to enlarge the obligation of any partner to make contributions to the capital of the Operating Partnership, (ii) except as otherwise provided for in the Partnership Agreement or as required by law, to modify the allocation of net profits or net losses or distributions among the partners as provided for in the Partnership Agreement, (iii) to amend certain provisions of the Partnership Agreement dealing with issuance and conversion of OP Units, powers and authorities of partners and transfers of partnership interests or (iv) to amend the provisions of the Partnership Agreement relating to amending the Partnership Agreement.  With respect to the foregoing exceptions (ii) and (iii), the Partnership Agreement may be amended with the consent of each of certain limited partners who became limited partners in connection with the formation of the Operating Partnership (including certain affiliates of Samuel Zell, currently Chairman of the Board of Trustees of the Company (the “Original Owners”)) so long as such Original Owners remain Limited Partners, and the consent of those Limited Partners holding not less than 67% of the aggregate of Percentage Interests held by all Limited Partners; provided that certain changes to the terms of the Preference Units require the consent of holders of at least 67% of the Preference Units.  With respect to the foregoing exceptions (i) and (iv), the Partnership Agreement may be amended only with the written consent of all Partners.

Dissolution, Winding Up and Termination

The Operating Partnership will be dissolved and its affairs wound up upon the earliest of (i) the agreement of partners holding at least ninety percent (90%) of the percentage interests of all of the partners (excluding percentage interests attributable to LTIP Units) that the Operating Partnership should be dissolved; or (ii) the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating as bankrupt either the Operating Partnership or the Company, and the expiration without appeal of the period, if any, allowed by applicable law to appeal therefrom.  Any proceeds from liquidation of the Operating Partnership shall be applied in the following order of priority:  (a) to pay debts of the Operating Partnership, including repayment of principal and interest on loans and advances made by the Company; (b) to the establishment of any reserves deemed necessary or appropriate by the Company, or by the person winding up the affairs of the Operating Partnership in the event there is no remaining general partner of the Operating Partnership, for any contingent or unforeseen liabilities or obligations of the Operating Partnership; and then (c) to the partners of the Operating Partnership, including holders of LTIP Units, in accordance with their respective capital account balances, after giving effect to all contributions, distributions and allocations for all periods.  The Operating Partnership shall be terminated when all notes received in connection with such disposition have been paid and all of the cash or property available for application and distribution under the Partnership Agreement have been applied and distributed in accordance with the Partnership Agreement.